Exhibit 99.1

Abstract #260583

2019 ASCO Annual Meeting

May 31-June 4, 2019 | Chicago, Illinois

A Phase 2 Study of CPI-0610, a Bromodomain and Extraterminal Protein Inhibitor (BETi) alone or with Ruxolitinib (RUX), in Patients with Myelofibrosis (MF)

Background: BETi have been shown to regulate NF-KB, MYC, BCL2, and TGF-ß signaling, important drivers of marrow fibrosis. Preclinical studies have suggested that combined BETi and JAK2 inhibition synergistically reduce MF-related splenomegaly, bone marrow fibrosis and the malignant allele burden (Kleppe, 2018). CPI-0610 is a selective and potent oral BETi, being evaluated in the first study of a BETi in MF

Methods: Phase 2 trial with 3 arms: CPI-0610 monotherapy (Arm 1) or RUX + CPI-0610 “add-on” (Arm 2) in pts who have progressed/ had an inadequate response to RUX, or CPI-0610 + RUX in JAK inhibitor-naïve pts with anemia (Arm 3). Arms 1 and 2 are stratified: transfusion dependence (TD) yes: A/no: B. The primary objectives are to evaluate the effect of CPI-0610 on transfusion dependence (TD, 1A and 2A) and spleen volume (1B, 2B and 3). A Simon two-stage design: if 2 responses are seen will advance to the 2nd stage

Results: 4 pts enrolled in Arm 1, 14 pts in Arm 2, no pts accrued to Arm 3 yet. Median age: 69 years (46-83), gender: 9 male pts; 11pts received =1 prior therapy besides RUX. JAK2/MPL/CALR mutations: 17/18 pts, =3 mutations: 10 pts, ASXL1 mutations: 11 (61%) pts. Hemoglobin <10 g/dL at baseline: 11 (61%) pts. 6 pts received ≥ 24 weeks of CPI-0610 treatment at this analysis. 2 TD pts in Arm 2 became transfusion independence, both remain on treatment free of transfusions. Hgb increase of ≥1.5 g/dL from baseline was observed with successive cycles of therapy in anemic pts: 2/2 pts in Arm 1(100%) and 3/9 pts in Arm 2, (33%). Spleen volume reduction, by MRI (6-44%) was observed in all 10 evaluable pts irrespective of their driver mutation. Symptom improvement and reductions of cytokine levels were observed. In Arm 1: 2/2 evaluable pts had marrow fibrosis improvement with Hgb increase; additionally, thrombocytosis resolved in 2/2 pts (baseline ≥791

103/uL). Most common adverse events were mild diarrhea, nausea/vomiting; and reversible and non-cumulative thrombocytopenia

Conclusions: CPI-0610 is a well-tolerated, and an effective therapeutic agent for the treatment of MF. Collectively, these data indicate that CPI-0610 +/- RUX might have disease modifying effects. Updated data will be provided

Authors: Marina Kremyanskaya MD, PhD1, Ronald Hoffman MD2, John Mascarenhas MD3, Prithviraj Bose MD4, Vikas Gupta MD5, Gary J. Schiller MD6, Elena Liew MD7, Claudia Lebedinsky MD8, Adrian Mario Senderowicz MD8, Jennifer Mertz PhD8, Patrick Trojer PhD8, Srdan Verstovsek MD, PhD4

1 Tisch Cancer Institute, Icahn School of Medicine at Mount Sinai, New York, USA; 2 Tisch Cancer Institute, Department of Hematology and Medical Oncology, Icahn School of Medicine at Mount Sinai, New York, USA; 3Division of Hematology/Medical Oncology/Pathology, The Tisch Cancer Institute, Icahn School of Medicine at Mount Sinai; Myeloproliferative Neoplasm Research Consortium (MPN-RC), New York, USA; 4 Department of Leukemia, M.D. Anderson Cancer Center, Houston, TX, USA; 5 Princess Margaret Hospital, Toronto, Canada, 6 University of California, Los Angeles, USA; 7 University of Alberta Hospital, Alberta, Canada; 8 Constellation Pharmaceuticals, Cambridge, MA, USA